                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        True North Communications Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                                     LOGO

                                                  NOTICE OF 1997
                                                  ANNUAL MEETING OF
                                                  SHAREHOLDERS AND
                                                  PROXY STATEMENT

Dear Shareholder:

  In announcing and building the architecture of True North over the past two years, our intention has been to create a new marketing services model with an important competitive advantage for global clients. In 1996, we made significant progress on achieving this vision by remaining focused on two key priorities:

  1. enhancing our global infrastructure, and

  2. maximizing our investment and proven leadership in digital technology through TN Technologies.

  These highlights of our Company's overall performance and accomplishments underscore our momentum due to this focus:

  . We announced the formation of a new, fully-owned and operated FCB network in Europe that from its inception represents over $1 billion in billings, resulting from our acquisition of the highly-regarded Wilkens network combined with four large FCB operations for which we gained full ownership in the restructuring of our joint-venture with Publicis.

  . FCB was a top new business performer in 1996 with over $670 million from gross new billings, and more new business from clients consolidating their global agency assignments than any other agency--evidence of our increased international strength.

  . TN Technologies became the largest company in the rapidly-growing industry of digital marketing services. With the acquisition of Modem Media, we expect TN Technologies to exceed $60 million in revenue during 1997.

  . Capitalized billings grew to $8.2 billion and FCB ranked number one in North America once again.

  The Proxy Statement contains details on our upcoming Annual Meeting. You'll also find an enclosed proxy card to register your vote on important business items.

  Thank you for being a part of the True North family. Our goal is to enhance our Company's leadership position and your share in our ongoing success. We appreciate your support.

                                          Best regards,

                                          /s/ Bruce Mason
                                          Bruce Mason

                                     LOGO

                                --------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 21, 1997

                                                                 April 15, 1997

Dear Stockholder;

  You are cordially invited to attend the annual meeting of stockholders of True North Communications Inc. The 1997 annual meeting will be held at The University of Chicago Graduate School of Business, The Conference Center-- Sixth Floor, 450 North Cityfront Plaza, Chicago, Illinois on May 21, 1997, at 10:00 A.M., local time, for the following purposes:

  1. To elect 9 directors to serve until the next annual meeting of stockholders.

  2. To approve the appointment of Arthur Andersen LLP as auditors for 1997.

  3. To consider and act upon any other matters that may properly come before the meeting and any adjournments thereof.

  The close of business on March 24, 1997 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournments thereof. A complete list of such stockholders will be filed at least ten days before the meeting at the offices of the Company at 101 East Erie, Chicago, Illinois and will be available for inspection by any stockholder.

  Whether or not you plan to attend the meeting, please mark and then sign, date and return the enclosed proxy card in the accompanying envelope so as to assure the largest possible representation at the meeting. If you attend the meeting, your proxy will not be counted with respect to any matter upon which you vote in person.

                                                       /s/ Dale F. Perona
                                                       Dale F. Perona
                                                          Secretary

STOCKHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                        TRUE NORTH COMMUNICATIONS INC.

                                APRIL 15, 1997

                                --------------

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 21, 1997

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of True North Communications Inc. (the "Company") for the annual meeting (the "Annual Meeting") of stockholders to be held at The University of Chicago Graduate School of Business, The Conference Center--Sixth Floor, 450 North Cityfront Plaza, Chicago, Illinois, on Wednesday, May 21, 1997, at 10:00 A.M., local time, and at any adjournments thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders. The Company's principal executive offices are located at FCB Center, 101 East Erie Street, Chicago, Illinois 60611-2897.

  Any proxy given pursuant to such solicitation may be revoked by the person giving it any time prior to its exercise. All properly executed, unrevoked proxies which are received will be voted as specified. Proxies will be voted in favor of each proposal set forth in the notice of meeting unless contrary directions are given. You may revoke your proxy at any time prior to the Annual Meeting by delivering written notice to the Secretary of the Company, by submitting a subsequently dated proxy or by attending the Annual Meeting and voting in person.

  A copy of the Annual Report of the Company for the year ended December 31, 1996, including financial statements, is being mailed with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy solicitation material. This Proxy Statement and the accompanying form of proxy were first sent or given to stockholders on or about April 15, 1997.

                               VOTING SECURITIES

  Only stockholders of record at the close of business on March 24, 1997, the record date fixed by the Board of Directors, are entitled to vote at the Annual Meeting. On that date, the Company had outstanding 24,757,710 shares of common stock (excluding 240,442 shares held in the treasury). Each stockholder is entitled to one vote in person or by proxy for each share of common stock owned by such stockholder on the above date. A majority of the outstanding shares of common stock (excluding shares held in the treasury) constitute a quorum.

  A proxy may indicate that all or a portion of the shares represented by that proxy are not being voted by the stockholder with respect to a particular matter. Any non-voted shares will be considered present for the purpose of determining the presence of a quorum.

  The following table shows each person or group of persons known to the management of the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company's common stock as of the record date:

                                                  AMOUNT AND NATURE    PERCENT
               NAME AND ADDRESS                OF BENEFICIAL OWNERSHIP OF CLASS
               ----------------                ----------------------- --------
  Publicis Communication
   133 Champs Elysees
   75008 Paris, France........................    4,658,000 Shares      18.81%
  GeoCapital Corporation
   767 Fifth Avenue
   New York, New York 10153...................    2,270,700 Shares(1)    9.17%

----------------
(1) Based upon information furnished by GeoCapital Corporation in a Schedule 13G filed with the Securities and Exchange Commission on February 15, 1997.

                       PROPOSAL 1--ELECTION OF DIRECTORS

  The Board of Directors intends that the shares represented by proxies will (unless authority to do so is withheld) be voted in favor of the election as directors of the nine nominees set forth in the following table to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Messrs. Louis E. Scott, Newton N. Minow and William A. Schreyer, directors of the Company, respectively, since 1962, 1980 and 1993, are not standing for reelection in 1997. Directors are elected by a plurality of the votes cast. The nine nominees receiving the highest number of votes will be elected. If any nominee is unable to accept nomination or election, which the Board of Directors has no reason to anticipate, the shares represented by the proxies will be voted for the election of such other person as the Board of Directors may recommend.

                                                                   COMMON STOCK
                                                                   BENEFICIALLY
                                                                      OWNED
                                                          DIRECTOR  MARCH 24,
           NAME, AGE AND PRINCIPAL OCCUPATION              SINCE     1997(1)
           ----------------------------------             -------- ------------
BRUCE MASON (57)........................................    1986     285,788
Chairman of the Board and Chief Executive Officer of the
 Company; other senior executive positions with the Com-
 pany or subsidiaries for more than five years.
STEPHEN T. VEHSLAGE (57)................................    1975      33,300
Consultant; formerly Senior Vice President, Corning
 Franklin Health Inc. 1995-1996; various senior execu-
 tive positions with IBM Corporation for more than five
 years.
GREGORY W. BLAINE (48)..................................    1990      93,281
Chairman and Chief Executive Officer of TN Technologies
 Inc., a subsidiary of the Company; other senior execu-
 tive positions with the Company or subsidiaries for
 more than five years.
LAUREL CUTLER (70)......................................    1990      70,262
Consultant; formerly Director of Global Marketing Plan-
 ning; other senior executive positions with the Company
 or subsidiaries for more than five years; Director of
 Hannaford Brothers Co. and Quaker State Corp.
J. BRENDAN RYAN (54)....................................    1994      81,514
Chairman and Chief Executive Officer of Foote, Cone &
 Belding Worldwide; other senior executive positions
 with the Company or subsidiaries for more than five
 years; Director of Capstone Pharmacy Services, Inc.
RICHARD S. BRADDOCK (55)................................    1994      18,900
Consultant; formerly a Partner, Clayton, Dubilier &
 Rice, Inc. 1994-1995; Chief Executive Officer of MEDCO
 1993; President and other executive positions with
 Citicorp 1973-1992; Director of Eastman Kodak, E.
 Trade, and Chairman of Ion Laser Tech.
RICHARD P. MAYER (57)...................................     --          --
Retired; formerly Chairman and Chief Executive Officer
 and other senior executive positions with Kraft General
 Foods North America for more than five years; Director
 of Brown Forman Corporation, Dean Foods and Thompson
 Minwax (Forstmann-Little & Co.).

                                                                   COMMON STOCK
                                                                   BENEFICIALLY
                                                                      OWNED
                                                          DIRECTOR  MARCH 24,
           NAME, AGE AND PRINCIPAL OCCUPATION              SINCE     1997(1)
           ----------------------------------             -------- ------------
MICHAEL E. MURPHY (60)..................................    --           --
Vice Chairman, Chief Administrative Officer and Director
 and other senior executive positions with Sara Lee Cor-
 poration for more than five years. Director of GATX
 Corporation and Payless Shoe Source, Inc.
ALI WAMBOLD (43)........................................    --           -- (2)
Managing Director of Lazard Freres & Co. LLC in New York
 and of Lazard Brothers & Co., Ltd. in London; other se-
 nior executive positions with the Company or subsidiar-
 ies for more than five years; Director of The Albert
 Fisher Group PLC, Tomkins PLC and Corporate Partners
 and Lazard S.p.A. (Milan).
All directors and executive officers as a group (14)....             698,097(3)

----------------
(1) Includes shares of the Company's common stock which certain nominees have the right to acquire under the Company's Stock Option Plan or Outside Director Stock Option Plan prior to May 24, 1997 as follows: Mr. Mason, 184,280 shares; Mr. Vehslage, 30,500 shares; Mr. Blaine, 46,700 shares; Ms. Cutler, 49,200 shares; Mr. Ryan, 72,620 shares; and Mr. Braddock, 18,900 shares. Each of the individuals named in the table has sole voting and investment power with respect to all beneficially owned shares. Except for the 1.2% of the shares of the Company's common stock that Mr. Mason beneficially owns, no other director, executive officer or director nominee beneficially owns as much as 1% of the Company's outstanding common stock.
(2) Nominated pursuant to the February 19, 1997 Memorandum of Agreement between Publicis S.A. and True North Communications Inc. This agreement entitles each party to be represented on the board of directors of the other party.
(3) Equal to 2.8% of the Company's outstanding common stock.

  The Company's Board of Directors met 7 times during 1996. Employee directors receive no compensation for their services on the Board of Directors or Committees except that they may become eligible for a benefit under the Company's Directors Part-Time Employment Agreement. Under this Agreement an employee director between the ages 55 to 65 can continue employment on a part-time basis and receive part-time salary payments for five years up to the attainment of age 65. Part-time salary is determined as 45% of the highest five year average compensation (salary plus variable incentive compensation) during the prior 10 years of full time employment, reduced by 1/30 for each year of service less than 30 years.

  Directors who are not employees of the Company or any of its subsidiaries are paid $23,000 annually for their services. A per diem allowance of $2,000 is paid to non-employee directors for attendance at board meetings, meetings of committees of the board, work on special assignments or requested attendance at other management meetings. Aggregate per diem payments to such directors in 1996 were $252,000. The Directors can elect to voluntarily defer all or a part of their annual retainer and per diem. Amounts deferred are paid to the Director at the time they leave the Board. The Outside Director Stock Option Plan provides for 10 year grants to Outside Directors in proportion to the total of their annual retainer and per diem allowance. The basis for granting options is a formula tied to annual growth in net income. Under the terms of this Plan, no options were granted to Directors for 1996. Stock Options awarded under the plan are immediately exercisable with respect to one-third of the shares covered thereby, and, an additional one-third on each of the next two anniversaries of the grant. Stephen T. Vehslage received an option to purchase up to 15,000 shares at an exercise price of $24.125 per share of the Company's Common

Stock until 2006, such grant being related to his work on the Special Committee of the Board of Directors. The Outside Director Retirement Plan provides a retirement benefit to Outside Directors after five years of board service. The annual benefit is equal to a specified percentage of the annual retainer calculated at 5% times each year of Board service plus 5% times each year that net income growth is 15% or more, subject to a maximum of 10 years. The annual benefit is paid for five years.

   William A. Schreyer, Richard S. Braddock and Stephen T. Vehslage are members of the Company's Audit Committee. The functions of this committee, which met 3 times during 1996, are to 1) review and approve the Company's internal audit program and the system of internal controls, 2) to select independent public accountants for recommendation to the board and stockholders for approval, and 3) to review with such accountants the scope and results of the annual audit.

  Stephen T. Vehslage, Newton N. Minow, Louis E. Scott and William A. Schreyer are members of the Company's Compensation Committee. The functions of this committee, which met 4 times during 1996, are to determine the compensation and all other terms of employment, including the grant of options, for employees who are directors or officers of the Company.

  Newton N. Minow, Louis E. Scott, Stephen T. Vehslage and William A. Schreyer are members of the Company's Nominating Committee. The function of this committee, which met 4 times during 1996, is to recommend to the full board nominees for election as directors. Stockholders may recommend director candidates for consideration by the Committee. Any recommendations by stockholders to the Committee for nominees for election at the 1998 Annual Meeting must be submitted in a written notice to the Secretary of the Company at least 30 days but no more than 90 days prior to March 31, 1998. The Company's By-Laws provide, in general, that stockholders may directly nominate one or more persons for election as directors at the Annual Meeting only if written notice of the stockholder's intent to make such nomination is received by the Secretary of the Company at least 50 days but no more than 90 days before the date of the Annual Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED
ABOVE.

                         COMPENSATION COMMITTEE REPORT

  The Compensation Committee has sole authority for determining the compensation for the directors and officers of the Company. Stock option grants for all employees of the Company must also be reviewed and approved by the Committee. Finally, the Committee reviews and recommends changes to the direct compensation, remuneration and benefit programs for all employees of True North Communications Inc.

  The Compensation Committee met 4 times during 1996. In addition to decisions regarding executive compensation, other actions and activities of the Committee during the year included:

 . A continuation of the practice of a comprehensive review of the overall compensation program for executives using both internal staff and external compensation consultants. This review reaffirmed that the Company is interpreting survey data correctly in its application of the compensation programs.

 . In order to solidify the senior management of the Company and assure its continuity for future years, the Compensation Committee negotiated employment agreements with the senior executives.

 . Approval of stock option grants to 181 key employees totaling 576,400 shares during 1996.

 . Approval of stock option grants for the True North Communications Inc.
  Management Board totaling 145,000 shares in March, 1997.

  In making compensation decisions in 1996 for individual executives, the Committee was guided by the detailed pay-for-performance principles contained in the True North Performance Program and by the terms of any applicable employment agreement. This program has been approved by Shareholders with the details provided in prior proxy statements.

  The principles and each component in place since 1992 and used for 1996 administration were:

    Base Salary--This is managed over time to remain below the average for comparable positions at competitive multinational advertising agencies. Each of the agencies reported as the peer group for the Company performance graph have been included in this group of competitive agencies for purposes of comparison. No minimum or maximum interval between raises exists. Since the inception of the True North Performance Program, the average interval between raises for Employee Directors has averaged 24 months.

    Variable Incentive Compensation--The potential amount of Variable Incentive Compensation is determined by improvement in Company net income versus the prior year on an accelerated, sliding scale basis. Actual individual awards of Variable Incentive Compensation are then determined by the level of profit growth and achievement of the measurable objectives for which the individual was responsible. These objectives, in varying degrees, include such items as establishing ways of incenting and measuring improvement in the quality of the creative product, implementation of key elements of the Company's growth plan, and measuring effectiveness in fulfillment of management responsibilities. Based on overall Company financial performance, no participant in the Performance Program received a maximum payout for 1996.

    Deferred Variable Incentive Compensation--Deferred Variable Incentive Compensation is also determined by improvement in Company net income versus the prior year on an accelerated sliding scale basis though with lower potential awards than the Variable Incentive Compensation component. Deferred Variable Incentive Compensation vests at 20% on the date of award and an additional 20% per year for each of the four subsequent years. Like Variable Incentive Compensation, actual individual awards are adjusted based on performance against measurable objectives as noted above. Based on overall Company financial performance, no participant in the Performance Program received a payout for 1996.

    Variable Incentive Stock Options--The granting of Variable Incentive Stock Options is intended to incent executive performance over both the short and long term. Annual grants are determined in part by the amount of improvement in Company net income versus the prior year. The Compensation Committee also can recognize the achievement of significant events in determining individual awards. The Compensation Committee took into account Performance Plan criteria and attainment of individual objectives in awarding the Incentive Stock Option grants for options reported for 1996 and for those granted in 1997. Variable Incentive stock option grants are made at the current fair market value, vest over five years and are exercisable over ten years.

  Mr. Bruce Mason has been the Chairman of the Board and Chief Executive Officer of the Company since May, 1991. Compensation for 1996 for Bruce Mason was based upon the principles of the Performance Program in conjunction with the terms of his employment agreement.

  Mr. Mason's base salary was last changed March 1, 1993. At this level of salary, he remains below the competitive average consistent with the True North Performance Program principles.

  Mr. Mason's Variable Incentive Compensation for 1996 was $400,000. This amount was determined based on the terms of his employment agreement as negotiated by the Compensation Committee.

  Mr. Mason did not receive Deferred Variable Incentive Compensation for 1996 based on the criteria of the Performance Program.

  Finally, Mr. Mason was granted Variable Incentive Stock Options for 42,000 shares during 1996.

  All decisions regarding Mr. Mason's 1996 Variable Compensation components were made by the Compensation Committee in March, 1997 after Company earnings information for 1996 became available.

  The Compensation Committee will continue to monitor and review all aspects of the True North Performance Program.

                                          William A. Schreyer, Chairman
                                          Newton N. Minow
                                          Louis E. Scott
                                          Stephen T. Vehslage
                                          Members of the Compensation
                                           Committee

                            EXECUTIVE COMPENSATION

  The Summary Compensation Table shows the compensation for the past three fiscal years of the Company for the Chief Executive Officer and the four other most highly compensated executive officers.

                          SUMMARY COMPENSATION TABLE

                                    ANNUAL
                                 COMPENSATION    LONG TERM COMPENSATION
                               ----------------- -----------------------
                                                    AWARDS     PAYOUTS
          NAME                                   ------------ ----------
          AND                                     SECURITIES              ALL OTHER
       PRINCIPAL                                  UNDERLYING     LTIP    COMPENSATION
        POSITION          YEAR  SALARY   BONUS   OPTIONS/SARS PAYOUTS(1)     (2)
       ---------          ---- -------- -------- ------------ ---------- ------------
Bruce Mason.............  1996 $600,000 $400,000    42,000          --     $511,759
Chairman and Chief        1995 $600,000 $580,000    46,200     $210,000    $451,326
 Executive Officer        1994 $600,000 $630,000    53,000     $225,000    $420,457
Brendan Ryan............  1996 $529,167 $400,000    22,300          --     $249,526
Chairman and CEO          1995 $439,583 $460,000    27,500     $160,000    $253,190
 Foote, Cone & Belding,   1994 $394,166 $600,000    16,600     $250,000    $211,356
 Worldwide
Gregory W. Blaine.......  1996 $400,000 $200,000    13,100          --     $134,922
Chairman and Chief        1995 $325,000 $240,000    16,500     $115,000    $147,810
 Executive Officer of TN  1994 $325,000 $340,000    13,400     $162,000    $149,380
 Technologies Inc
Mitchell T. Engel.......  1996 $323,358 $175,000     9,800          --     $ 50,022
President TN Associated   1995 $286,500 $285,000     2,600     $117,000    $ 46,005
 Communications
 Cos. and Corp.           1994 $280,250 $ 90,000     6,000     $ 35,000    $ 57,823
 Operations
Terry M. Ashwill........  1996 $380,000      --     30,500          --     $167,932
Executive Vice            1995 $380,000 $280,000    37,400     $135,000    $180,988
President,
 Chief Financial Officer  1994 $375,000 $395,000    31,800     $190,000    $180,101

----------------
(1) Amounts shown in this column are the total Deferred Variable Incentive Compensation awarded in the year shown. Upon award, this is 20% vested and vests an additional 20% at each of the next four anniversaries of the date of the award. There were no awards made to named executives for 1996.

(2) Amounts shown in this column are for Company contributions and accruals under compensation and benefit programs for the named executives. The amounts are as follows:

      The Company contribution to the True North Profit Sharing-Retirement Plan was $5,496 for 1996 for each of the named executives.

      The Company matching contribution to the True North Stock Purchase Plan was $4,904 for 1996 for each of the named executives.

      The Company matching contribution to the True North Stock Purchase Integration Plan for 1996, was $37,788 for Mr. Mason, $30,190 for Mr. Ryan, $18,120 for Mr. Blaine, $16,476 for Mr. Engel and $18,538 for Mr. Ashwill.

      The Company contribution to the True North Profit Sharing Integration Plan for 1996 was $44,509 for Mr. Mason, $36,314 for Mr. Ryan, $21,162 for Mr. Blaine, $19,838 for Mr. Engel and $21,822 for Mr. Ashwill.

      The amount accrued under the Company's Directors Part-Time Employment Agreement for 1996 was $406,391 for Mr. Mason, $163,851 for Mr. Ryan, $74,857 for Mr. Blaine, and $117,172 for Mr. Ashwill. Mr. Engel is a participant in this program, but his accrual does not start until 1997.

      The Company-paid amount for life insurance for 1996 was $12,671 for Mr. Mason, $8,771 for Mr. Ryan, $10,383 for Mr. Blaine and $3,309 for Mr. Engel.

                                 STOCK OPTIONS

  During 1996, stock option grants covering 576,400 shares were awarded to 181 key employees under the Company's Stock Option Plan. Each grant was made at the fair market value on the date of the award, vests over five years and is exercisable over ten years. The option grants in 1996 for the named executive officers are shown in the following table.

                                                                           POTENTIAL
                                                                      REALIZABLE VALUE AT
                                                                        ASSUMED ANNUAL
                                                                           RATES OF
                                                                          STOCK PRICE
                                                                       APPRECIATION FOR
                                     INDIVIDUAL GRANTS(1)                 OPTION TERM
                         -------------------------------------------- -------------------
                         NUMBER OF
                         SECURITIES  PERCENT OF
                         UNDERLYING TOTAL OPTIONS
                          OPTIONS    GRANTED TO   EXERCISE
                          GRANTED   EMPLOYEES IN   PRICE   EXPIRATION
NAME                        (#)      FISCAL YEAR   ($/SH)     DATE     5%($)     10%($)
----                     ---------- ------------- -------- ---------- -------- ----------
Bruce Mason.............   42,000       7.3%      $19.250   2/13/06   $508,461 $1,288,541
Brendan Ryan............   22,300       3.9%      $19.250   2/13/06   $269,969 $  684,154
Gregory W. Blaine.......   13,100       2.3%      $19.250   2/13/06   $158,592 $  401,902
Mitchell T. Engel.......    9,800       1.7%      $19.250   2/13/06   $118,641 $  300,660
Terry M. Ashwill........   30,500       5.3%      $19.250   2/13/06   $369,240 $  935,726

                       OPTION GRANTS IN LAST FISCAL YEAR

----------------
(1) Options were granted at market price on the date of grant (2/13/96). All options are exercisable at a rate of 20% per year beginning on the first anniversary of the date of grant.

  The exercised options during 1996, number of options held and their value at year end for the named executive officers are shown in the following table.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                  NUMBER OF
                                                 SECURITIES
                                                 UNDERLYING        VALUE OF
                                                 UNEXERCISED      UNEXERCISED
                                               OPTIONS AT FY-    IN-THE-MONEY
                              SHARES                 END       OPTIONS AT FY-END
                             ACQUIRED  VALUE   --------------- -----------------
                                ON    REALIZED  EXERCISABLE/     EXERCISABLE/
NAME                         EXERCISE   ($)     UNEXERCISABLE    UNEXERCISABLE
----                         -------- -------- --------------- -----------------
Bruce Mason.................       0  $      0 128,340/151,360 $747,685/$488,742
Brendan Ryan................       0         0   48,940/69,460 $295,291/$223,452
Gregory W. Blaine...........       0         0   32,340/42,380 $199,632/$125,333
Mitchell T. Engel...........       0         0   16,120/16,680 $ 132,507/$40,954
Terry M. Ashwill............  16,602  $180,547  67,998/101,100 $365,196/$302,518

                                 PENSION PLAN

  The Pension Table that follows is required by SEC regulations. However on both a current and projected basis, none of the directors and officers is expected to receive a benefit under the Company's Supplemental Pension Plan. The Plan covers all eligible employees of the Company and works in conjunction with the Company's primary retirement program, the True North Profit Sharing-Retirement Plan, to guarantee that total retirement benefits will not fall below a prescribed minimum level. Each of the named executives participates in the True North Profit Sharing-Retirement Plan, and in so doing, any benefit under the Supplemental Pension Plan is expected to be completely offset.

  The Supplemental Pension Plan provides for 45% of final average pay less offsets of 19.5% of social security final average compensation and the annuity value of an individual's Profit Sharing account. The table shows amounts without regard to these offsets, the maximum recognizable compensation limit ($150,000 in 1996) or the maximum annual retirement benefit ($120,000 in 1996). Compensation as defined above includes salary and incentive payments.

                              PENSION PLAN TABLE

  AVERAGE                                        YEARS OF SERVICE
   ANNUAL                          --------------------------------------------
COMPENSATION                          15       20       25       30       35
------------                       -------- -------- -------- -------- --------
$300,000.......................... $ 67,500 $ 90,000 $112,500 $135,000 $135,000
 400,000..........................   90,000  120,000  150,000  180,000  180,000
 500,000..........................  112,500  150,000  187,500  225,000  225,000
 600,000..........................  135,000  180,000  225,000  270,000  270,000
 700,000..........................  157,500  210,000  262,500  315,000  315,000
 800,000..........................  180,000  240,000  300,000  360,000  360,000

  As of December 31, 1996, Mr. Mason had 28 years; Mr. Ryan had 5 years; Mr. Blaine had 18 years; Mr. Engel had 21 years; and Mr. Ashwill had 5 years of credited service with the Company for qualification in the Supplemental Pension Plan.

                               OTHER AGREEMENTS

  The following executives entered into agreements with the Company since January 1, 1996.

  Mr. Mason entered into an employment agreement in July, 1996 that provides for annual renewals through December 31, 1999. The agreement provides for minimum base salary and bonus of $1,000,000 per year beginning for calendar year 1996. Should Mr. Mason elect not to renew the agreement prior to July 1, 1997, Mr. Mason would receive $1,000,000/year through December 31, 1999. Should the Company not renew the contract or involuntarily terminate Mr. Mason without cause, Mr. Mason would receive $1,350,000 per year through December 31, 1999. The agreement also provides for full vesting of stock options should termination occur prior to December 31, 1999. At the expiration of payments described above, Mr. Mason would be entitled to a benefit under the Company's Directors Part-Time Employment Agreement. This benefit would provide 45% of Mr. Mason's five-year final average salary (base plus incentive compensation). The amount determined would be payable annually for five years.

  Mr. Ryan entered into an employment agreement in December, 1996 covering the period through December 31, 2001 and renewable for one-year periods thereafter. The agreement provides for minimum base salary and bonus of $1,000,000 per year beginning for calendar year 1997. Should the Company involuntarily terminate Mr. Ryan without cause, Mr. Ryan would receive $1,000,000 per year through the term of the agreement. The agreement also calls for full vesting of stock options and deferred compensation amounts in this situation. At the expiration of payments described above, Mr. Ryan would be entitled to a full benefit under the Company's Directors Part-Time Employment Agreement. This benefit would provide 45% of Mr. Ryan's five-year final average salary (base plus incentive compensation). The amount determined would be payable annually for five years.

  Mr. Blaine entered into an employment agreement in October, 1996 covering the period through December 31, 1997 and renewable for one-year periods thereafter. The agreement provides for a minimum incentive compensation payment of $200,000 for 1996. No other incentive compensation amounts were guaranteed under this agreement. Should the Company terminate

Mr. Blaine without cause prior to the end of the agreement, base salary would continue through the term of the agreement but for no less than a minimum of 12 months. He would also be entitled to a pro rata incentive compensation payment for the year of termination or, if higher, the average of the three years' incentive compensation awarded in the years prior to termination. In the case of an involuntary termination by the Company without cause or a voluntary termination by Mr. Blaine, deferred compensation accounts and stock options would be fully vested on his behalf. In addition, at the conclusion of the salary payments, Mr. Blaine would be entitled to a full benefit under the Directors Part-Time Employment Agreement. This benefit would provide 45% of Mr. Blaine's five-year final average salary (base plus incentive compensation). The amount determined would be payable annually for five years.

  Mr. Engel entered into an employment agreement in January, 1997 covering the period through December 31, 1999 and renewable for one-year periods thereafter. Should the Company involuntarily terminate Mr. Engel without cause prior to the end of the agreement, base salary would continue through the term of the agreement, but for no less than a minimum of 12 months. Mr. Engel would also be entitled to a pro rata incentive compensation payment for the year of termination or, if higher, the average of the three years' incentive compensation awarded in the years prior to termination. In addition, deferred compensation accounts and stock options would be fully vested on his behalf. At the conclusion of the salary payments, Mr. Engel would be entitled to a pro rata benefit based on his years of service with the Company, including the period salary payments are made per the termination provisions of this agreement, under the Company's Directors Part-Time Employment Agreement as described above, regardless of any age or service restrictions of the plan.

  Messrs. Mason, Ryan, Blaine and Engel are covered by the Company's Asset Protection Plan. This plan provides for annual payments of base salary plus bonus (the highest bonus in the last three years) for three years if termination of the executive occurs as a result of a change in control of the Company. Each executive would also be entitled to a pro rata benefit based on his years of service at the time of termination under the Company's Directors Part-Time Employment Agreement as described above regardless of any age or service restrictions of the plan.

  On January 22, 1997 Mr. Jack Balousek and Mr. Craig Wiggins resigned their positions and directorships with the Company. Separation agreements were negotiated by the outside directors of the Compensation Committee of the Company. The separation agreements were filed in a separate disclosure with the Securities and Exchange Commission on February 14, 1997.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Stephen T. Vehslage, Newton N. Minow, Louis E. Scott and William A. Schreyer serve as the Company's Compensation Committee. Mr. Scott is a former officer of the Company who retired in 1987. In 1996, the Company and certain of its subsidiaries retained the legal services of Sidley & Austin, a firm where Mr. Minow is of counsel. The Company and certain of its subsidiaries expect to retain Sidley & Austin in 1997.

                              COMPANY PERFORMANCE

  The following line graph provides a five-year comparison of cumulative total returns for the Company, the S&P 500 Composite Index and an Advertising Index comprised of: True North Communications Inc., The Interpublic Group of Companies, Inc., Omnicom Group Inc., Grey Advertising Inc., Cordiant PLC (ADR) and WPP Group plc (ADR). The graph assumes the investment of $100 on December 31, 1991 in the Company's Common Stock, the S&P 500 and the Advertising Index and that all dividends are reinvested.


                             [GRAPH APPEARS HERE]

                                                   1991 1992 1993 1994 1995 1996
      True North.................................. 100  127  200  184  164  199
      S&P 500..................................... 100  108  118  120  165  203
      Advertising Index........................... 100  124  132  149  209  293


                PROPOSAL 2--APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors of the Company has selected Arthur Andersen LLP as auditors of the Company and its subsidiaries for the fiscal year 1997. This firm of independent public accountants has served the Company in this capacity since 1943. A representative of Arthur Andersen LLP is expected to be present at the annual meeting and will have the opportunity to make a statement and will also be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS AUDITORS FOR 1997.

                            SOLICITATION OF PROXIES

  The solicitation of proxies on the enclosed form is made on behalf of the Board of Directors of the Company. Such solicitation of proxies normally will be made by mail. Employees of the Company may also solicit proxies by telephone or personal contact, but at no additional compensation. Bankers, brokers and others holding Common Stock of the Company in their names or in the names of nominees will be reimbursed for reasonable expenses incurred in sending proxies and proxy material to the beneficial owners of such shares. The total cost of solicitation of proxies will be borne by the Company.

  The Board of Directors is not aware of any other matters which may be brought before the meeting. If other matters not currently known come before the meeting, the persons named in the accompanying form of proxy or their substitutes will vote such proxy in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

  In order to be considered for inclusion in the Company's Proxy Statement for its annual meeting to be held in 1998, all stockholder proposals must be received by the Company on or prior to December 12, 1997.

                                                /s/ Dale F. Perona
                                                Dale F. Perona
                                                  Secretary

Dated: April 15, 1997

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 1996 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE UPON THE WRITTEN REQUEST OF ANY STOCKHOLDERS ENTITLED TO VOTE AT THE MEETING DIRECTED TO THE ATTENTION OF DALE F. PERONA, SECRETARY OF THE COMPANY, AT 101 EAST ERIE STREET, CHICAGO, ILLINOIS 60611-2897.

                         TRUE NORTH COMMUNICATIONS INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 21, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The signatory hereby appoints BRUCE MASON and J. BRENDAN RYAN, and each or ei-ther of them, with full power of substitution and resubstitution, attorneys and proxies with the powers the signatory would possess if personally present to vote all the shares of Common Stock of the signatory in TRUE NORTH COMMUNICA-TIONS INC. at the annual meeting of its stockholders to be held at The Univer-sity of Chicago Graduate School of Business, The Conference Center--Sixth Floor, 450 North Cityfront Plaza, Chicago, Illinois, on May 21, 1997 at 10:00 A.M. local time, to vote on the proposals set forth on the opposite side of this card.

Election of Directors, Nominees:
B. Mason, S.T. Vehslage, G.W. Blaine,
L. Cutler,
J. B. Ryan, R. S. Braddock, R. P.
Mayer, M. E. Murphy, A. Wambold.
P R O X Y
                          (change of address/comments)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(If you have written in the above space, please mark the corresponding box on the reverse side of this card)
YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES,
SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                  SEE REVERSE
                                      SIDE
                            ^ FOLD AND DETACH HERE ^

Please mark your votes as in this example.
                                                                            2739
                                                  ----
 X
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN
BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                      FOR
                                    WITHHELD
                                      FOR
                                    AGAINST
                                    ABSTAIN
1. Election of Directors
                                 (see reverse)
2. Proposal to approve the appointment of Arthur Andersen & Co. as auditors for 1997.
3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(For except as marked to the contrary below.)
------------------------------
Change of Address/Comments on Reverse Side
The undersigned hereby acknowledges receipt of the Notice of the 1997 Annual Meeting of Stockholders and accompanying Proxy Statement.
PLEASE SIGN BELOW EXACTLY AS NAME APPEARS. When shares are held by joint ten-ants, both should sign. When signing as Guardian, Executor, Administrator, At-torney, Trustee, etc. please give full title as such. If a corporation, sign in full corporate name, by President or other authorized officer, giving title, if a partnership, sign in partnership name by authorized person.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
SIGNATURE(S)          DATE
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
                            ^ FOLD AND DETACH HERE ^

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